Exhibit 10.1

DIGITAL ANGEL CORPORATION

February 1, 2012

MEG Properties, LLC
Attention:  Joseph Grillo
New London, Connecticut

Dear Joe:

This letter outlines our agreement with regard to your role as a consultant to Digital Angel Corporation (the “Company”).  The Company desires your continuing involvement in a consulting capacity to oversee UK wind-down/divestiture and contract performance issues with the Signature Industries business, as well as advising on alternatives for wind-down or other strategic alternatives for the Company.  You will deliver these services to the Company as an independent contractor through your consulting company, MEG Properties, LLC.

In your capacity as consultant, you will report to the Chairman of the Company’s Board of Directors.  The term of this agreement shall be 12 months from the date set forth above.  This agreement may be (a) terminated by either party upon 90 days prior written notice, and (b) extended beyond the initial 12 month term upon written agreement.

In consideration for your services, you will be paid a consulting fee in the amount of $25,000 on a monthly basis.  The Company will also cover up to $25,000 of executive outplacement services for you via direct engagement of a service provider of your choice.  In addition to the consulting fee, you will be reimbursed for reasonable business expenses incurred in connection with the delivery of the consulting services outlined above, all in accordance with Company policies and practices.

It is understood and agreed that you will perform services as an independent contractor, and as such you and the Company are not and will not be partners or joint venturers and the Company will not otherwise owe you a fiduciary duty.  You agree not to knowingly do anything that will alter your status as an independent contractor, the Company having relied on this status in entering into this agreement with you.  You will complete an IRS Form W-9 or such other tax forms as may be required by the Company as evidence of your independent contractor status.  You are not and will not be deemed to be an employee of the Company; you will be responsible for your own workers’ compensation coverage, disability, social security, federal and state unemployment insurance, and all federal, state, and local taxes incurred during this engagement as applicable; you agree that you will file and pay your taxes as required by law.

As an independent contractor, you acknowledge and agree that you will not be entitled to any benefits from the Company.  Notwithstanding the foregoing, the Company acknowledges that you receive health insurance benefits through the Company’s former affiliated entity, Destron Fearing Corporation, under the Consolidated Omnibus Budget Reconciliation Act (COBRA).  The Company agrees that it will reimburse to you 100% of your medical insurance premiums for such continued COBRA coverage during the term of this agreement.

You agree to indemnify, defend and hold the Company harmless from any liability for, or assessment of, any claims or penalties with respect to taxes, labor or employment requirements, including any liability for, or assessment of, taxes imposed on the Company by the relevant taxing authorities with respect to any compensation paid to you under the terms of this agreement.

In the course of this engagement, we may provide you with information that is either non-public or proprietary in nature about the Company and its affiliates.  You agree to treat this information (which may include but not be limited to information regarding the Company and its products, technologies, customers, development initiatives, or any other information that would customarily be treated as trade secrets) as confidential and proprietary in nature and to use this information only in furtherance of your representation of the Company pursuant to this agreement.  You agree that you will abide and be bound by the terms of the Company’s Code of Conduct and Corporate Ethics Policy Statement, a copy of which has been provided to you.

We appreciate your service to the Company and we look forward to your continuing contributions as a consultant to the Company.

If this letter reflects your understanding of the terms discussed, please indicate so below.

Sincerely,

Daniel Penni
Chairman of the Board of Directors

AGREED AND ACCEPTED:

/s/ Joseph Grillo

Joseph Grillo
MEG Properties, LLC